Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces Abstract Published at American Diabetes Association Scientific Sessions

A Retrospective Review of Data from Obese Diabetic Patients Treated in Private

Clinic Practice with Topiramate plus Phentermine

MOUNTAIN VIEW, Calif., June 25, 2007 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, announced that Abstract #2209-PO, Evaluation of Glycemic Parameters in Obese Diabetic Patients Treated with Phentermine and Topiramate: Outcomes in a Private Practice Setting has been published in the American Diabetes Association 2007 Scientific Sessions Abstract book.  The abstract is available on the American Diabetes Association website.

The purpose of analyzing these data compiled from Dr. Najarian’s private medical practice was to evaluate the glycemic effects of topiramate plus phentermine in type 2 diabetic patients with metabolic co-morbidities.  The abstract was based on a series of consecutive obese type 2 diabetic patients that had both baseline and on-treatment HbA1c measurements.  The results showed that topiramate plus phentermine reduced HbA1c levels and the need for other anti-diabetic medications. Metabolic co-morbidities were also reduced.

About Dr. Najarian

Thomas Najarian, M.D., a Board Certified Specialist in Internal Medicine, is a graduate of MIT (SB, SM in Mechanical Engineering) and Harvard Medical School.  He is a former faculty member of the Harvard Medical School.  Dr. Najarian was the former Medical Director and Vice-President of Medical Affairs at Interneuron Pharmaceuticals (now Indevus Pharmaceuticals).  He is the author of many scientific publications as well as the holder of several U.S. and international patents.  Dr. Najarian has 25 years experience in treating obesity and discovered the proprietary combination of topiramate plus phentermine for the treatment of obesity and related conditions.  In 2001, VIVUS in-licensed Dr. Najarian’s invention and intellectual property associated therewith in exchange for certain milestone payments, stock options and future royalty payments based on product sales. In May of 2006, Dr. Najarian was hired by VIVUS as part-time Principal Scientist.  VIVUS is currently developing Qnexa, which is a proprietary pharmaceutical treatment that is a combination of low doses of phentermine and topiramate that is being investigated for the treatment of obesity.  The abstract discussed by Dr. Najarian and published in the American Diabetes Association 2007 Scientific Sessions abstract book was not based on Qnexa.  VIVUS provided funding for Dr. Najarian’s analysis.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040    Tel 650-934-5200    Fax 650-934-5389   www.vivus.com

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products.  The current portfolio includes investigational products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA.  The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms, and on May 15, 2007, the EvaMist assets were transferred to KV Pharmaceutical Company; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that the EvaMist NDA submission will be approved in a timely basis, or at all. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.